Commission file number 1-1072


               SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D. C.  20549

                  =============================

                            FORM 11-K

                  =============================

                          ANNUAL REPORT

                Pursuant to Section 15 (d) of the
                 Securities Exchange Act of 1934

             For The Fiscal Year Ended June 30, 1997

                 ==============================


                 POTOMAC ELECTRIC POWER COMPANY
   SAVINGS PLAN FOR NON-BARGAINING UNIT, NON-EXEMPT EMPLOYEES


                 POTOMAC ELECTRIC POWER COMPANY

                 1900 PENNSYLVANIA AVENUE, N.W.
                    WASHINGTON, D. C.  20068

                                                PEPCO SAVINGS PLAN
                                                FORM 11-K - 1997




                                   SIGNATURE
                                   ---------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Board has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              POTOMAC ELECTRIC POWER COMPANY
                              SAVINGS PLAN FOR NON-BARGAINING UNIT,
                                NON-EXEMPT EMPLOYEES





                              By  /s/  DENNIS R. WRAASE
                                ----------------------------------
                                     Dennis R. Wraase, Chairman
                                       Administrative Board




Dated:  December 10, 1997